Exhibit 99.1

SigmaTron International, Inc. Reports Second-Quarter Financial Results for Fiscal 2006

    ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--Dec. 15, 2005--SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2005.
    For the three months ended October 31, 2005, net revenues increased to $34.9 million compared to net revenues of $24.7 million for the same period ended October 31, 2004. Net income for the 2006 second quarter of fiscal 2006 was $1.2 million compared to $1.3 million for the 2005 second fiscal quarter. Diluted earnings per share for the quarter were $0.29 compared to $0.34 for the same period in the prior fiscal year. Revenues increased in the appliance, fitness, industrial electronics, life sciences and semiconductor marketplaces. Pricing pressures and an increase in manufacturing supplies and components continued to negatively impact gross margins.
    For the six months ended October 31, 2005, net revenues increased to $56.2 million compared to $46.1 million for the same period ended October 31, 2004. Net income for the 2006 period was $1.4 million, compared to $2.3 million for the 2005 period. Diluted earnings per share for the six months ended October 31, 2005, were $0.34 compared to $0.61 for the six months ending October 31, 2004.
    Commenting on SigmaTron's second-quarter and six-month results, Gary R. Fairhead, president and chief executive officer, said, "Our results for our second quarter of fiscal 2006 were much improved over our first quarter results. The second quarter was the first fiscal quarter in which we owned Able Electronics for the entire reporting period. Second-quarter and year-to-date net income and earnings were negatively impacted by operating resulting from our acquisition of Able Electronics.
    "Much of last quarter's activities were focused on the assimilation of Able Electronics into our operations. Effective November 1, 2005, which is the beginning of our third fiscal quarter, Able Electronics was legally merged into SigmaTron, becoming a division we refer to as SigmaTron Hayward. AbleMex S.A. de C.V. remains a wholly-owned subsidiary of SigmaTron operating in Tijuana, Mexico. Our intention remains to combine the operations of SigmaTron Fremont into SigmaTron Hayward by the end of fiscal 2006. The consolidation of these two entities, which is already underway, is expected to bring improved operating efficiencies.
    "Although the effect of the Able Electronics acquisition has not generated positive bottom line results to date, we remain optimistic and excited about the opportunities we foresee. In particular, we believe revenues from the Able operations will continue to grow, enhanced by SigmaTron's international footprint. While we have already experienced some incremental business opportunities from Able's existing customer base, we expect to see the full benefit from this acquisition in fiscal 2007."
    Fairhead continued, "SigmaTron China continues to grow and perform well financially. Our primary challenge remains finding experienced employees with the technical skill sets needed to support the growth we anticipate.
    "SigmaTron Acuna continues to perform well and remains our largest operation. While we expect continued migration of certain jobs from this operation to SigmaTron China, we have two significant customers, one new and one existing, that will start new programs with SigmaTron Acuna. We expect SigmaTron Acuna will continue to perform well for the balance of fiscal 2006.
    "Our Elk Grove Village operation had a stronger second quarter than first quarter this year, but continues to experience uneven results. Our focus remains on adding new customers and additional revenue at this location.
    "For the balance of fiscal 2006, we anticipate continued pricing pressures and challenges related to compliance for RoHS, the European Union mandate on the restrictions of the use of hazardous substances. However, we remain excited about the opportunities that lie ahead. SigmaTron's international footprint and size makes us an attractive option for many OEMs."

    Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Fremont and Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

    Note: This press release contains forward-looking statements. Words such as "continue," "will," "expects," "believe," "plans," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of SigmaTron (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, SigmaTron's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in SigmaTron's business, including our continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers and the market; the activities of competitors, some of which may have greater financial or other resources than SigmaTron; the variability of our operating results; the variability of our customers' requirements; the availability and cost of necessary components and materials; SigmaTron's ability to produce products that are in compliance with RoHS by mid-2006; the ability of SigmaTron and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting SigmaTron's business; the continued stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; and the ability of SigmaTron to manage its growth, including its expansion into China and its integration of the Able operation acquired in July 2005. These and other factors which may affect SigmaTron's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and risk factors contained therein and may be detailed from time to time in SigmaTron's filings with the Securities and Exchange Commission. These statements speak as of the date of this report and SigmaTron undertakes no obligation to update such statements in light of future events or otherwise.


CONSOLIDATED STATEMENTS OF OPERATION


                   Three Months Three Months  Six Months   Six Months
                      Ended        Ended        Ended        Ended
                    October 31,  October 31,  October 31,  October 31,
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------

 Net sales         $34,893,265  $24,660,390  $56,205,958  $46,121,248

 Cost of products
  sold              29,874,320   19,640,637   48,645,328   36,758,487
                   ------------ ------------ ------------ ------------

 Gross profit        5,018,945    5,019,753    7,560,630    9,362,761

 Selling and
  administrative
  expenses           2,946,861    2,949,772    5,083,142    5,661,847
                   ------------ ------------ ------------ ------------

 Operating income    2,072,084    2,069,981    2,477,488    3,700,914

 Other (income)
  deductions-net       328,610       53,630      422,850      120,313
                   ------------ ------------ ------------ ------------

 Income from
  continuing
  operations
  before income
  tax and interest
  of affiliate       1,743,474    2,016,351    2,054,638    3,580,601

 Income tax
  expense              519,581      802,221      640,947    1,378,262
                   ------------ ------------ ------------ ------------

 Income from
  continuing
  operations
  before minority
  interest in
  affiliate          1,223,893    1,214,130    1,413,691    2,202,339

 Minority interest
  in affiliate               -       10,654            -      134,334
                   ------------ ------------ ------------ ------------

 Income from
  continuing
  operations         1,223,893    1,203,476    1,413,691    2,068,005

 (Loss) income from
  operations of
  discontinued
  Las Vegas
  location              (4,199)     173,280      (44,741)     455,971

 Income tax
  (benefit) expense     (1,638)      67,579      (17,449)     177,829
                   ------------ ------------ ------------ ------------

 (Loss) income on
  discontinued
  operation             (2,561)     105,701      (27,292)     278,142
                   ------------ ------------ ------------ ------------

 Net income         $1,221,332   $1,309,177   $1,386,399   $2,346,147
                   ============ ============ ============ ============


 Net income per
  common share -
  assuming dilution      $0.29        $0.34        $0.34        $0.61
                   ============ ============ ============ ============


 Weighted average
  number of common
  equivalent shares
  outstanding -
  assuming dilution  4,187,632    3,840,442    4,074,866    3,837,379
                   ============ ============ ============ ============



CONSOLIDATED BALANCE SHEET

                    October 31,  April 30,
                       2005        2005
                   ------------ ------------

 Current assets    $50,218,569  $37,709,388

 Machinery and
  equipment-net     27,291,694   26,689,940

 Other assets       13,788,649    2,143,729
                   ------------ ------------

 Total assets       91,298,912   66,543,057
                   ============ ============

Liabilities and
 shareholders' equity

 Current
  liabilities       17,875,175   13,116,078

 Long-term
  obligations       26,105,244    7,494,885

 Stockholders'
  equity            47,318,493   45,932,094
                   ------------ ------------

 Total liabilities
  and stockholders'
  equity           $91,298,912  $66,543,057
                   ============ ============

    CONTACT: SigmaTron International, Inc.
             Linda K. Blake, 800-700-9095